Exhibit 10.13

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is entered into on May 14, 2013 between Intercept Pharmaceuticals, Inc. (“Company”), with offices at 18 Desbrosses Street, New York, New York 10013, and Luciano Adorini (“Consultant”), residing at via Bronzino 8, 20133, Milan, Italy.

ARTICLE 1. recitals

1.1. The Company, on behalf of itself and its subsidiaries and successors, whether now existing or hereafter acquired or established, desires to obtain the services of Consultant, and Consultant is willing to render his services upon the terms and conditions set forth below, acting in the capacity of Chief Scientific Officer of the Company, as Liquidator of Intercept Italia and in providing his expertise in the following field (the “Field of Interest”): FXR and TGR5 programs with a focus on supporting development of the compounds OCA (INT-747), INT-767 and INT-777.

1.2. The Company and the Consultant are a party to that Consulting Agreement entered into as of January 1, 2012.

1.3. The Consultant has continued to provide Services (as defined below) subsequent to December 31, 2012.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Consultant, intending to be legally bound, hereby agree as follows:

ARTICLE 2. ENGAGEMENT AND SCOPE OF WORK

2.1. Engagement. Subject to the terms and conditions of this Agreement, the Company hereby retains Consultant to provide such services in the Field of Interest as the Company and Consultant mutually agree from time to time in the form of defined services (“Services”) and Consultant hereby accepts such engagement. Such Services shall include but not be limited to directing and managing the Company’s preclinical research; authoring scientific papers and reviews; supporting strategic partnering and investor due diligence; coordinating with the clinical development organization to target and prioritize novel indications; and preparation of Company presentations and regulatory documents. Additionally, for as long as the Company requires, Consultant shall act and perform all required duties as liquidator of Intercept Italia.

2.2. Commitment. Consultant agrees to make himself available to render the Services as agreed with Company for a defined scope of Services from time to time at such times and locations as may be mutually agreed.

2.3. Other Activities. Consultant hereby represents that, except as he has disclosed to the Company in writing in Schedule 2.3, Consultant is not party to any existing written or oral agreement, arrangement, understanding or other relationship pursuant to which Consultant is obligated to render advice and services to a commercial entity in the Field of Interest. Consultant agrees to furnish the Company with a copy of any such agreement upon request. Consultant hereby agrees and acknowledges that, during the Term (as hereinafter defined), Consultant will not enter into any other written or oral agreement, arrangement, understanding or other relationship pursuant to which Consultant is obligated to render advice and services, in or relating specifically to the Field of Interest, to a commercial entity, unless Consultant (i) provides the Company with at least fifteen (15) days written notice describing the nature and terms of such proposed arrangement and (ii) receives the prior written approval of the Company, such approval to be granted in the Company’s sole and absolute discretion.

2.4. Publications. Consultant agrees not to publish in any Publication any Proprietary Information (as defined below) without the prior written approval of the Company in its sole and absolute discretion. For purposes of this Section 2.4, the term “Publication” shall include, without limitation, the contents, whether written or oral, of any manuscript to be published, any scientific presentation, or any lecture or speech.

ARTICLE 3. COMPENSATION FOR SERVICES

3.1. Fee Payment. In consideration for the performance of the Services, the Company will pay Consultant over the Term of the Agreement (as described in Article 6 below) (i) €14,000 per month until March 31, 2013 and (ii) €15,400 per month starting from April 1, 2013, such fee to be paid by check or wire promptly in arrears by Intercept Italia S.R.L. in liquidation. Consultant agrees that his monthly payment is subject to annual review and revision by the Company’s Compensation Committee and/or Board of Directors. Consultant may also be entitled to bonuses as may be determined at the sole discretion of the Company’s Compensation Committee and/or Board of Directors.

3.2. Consultant Expenses. Travel and related expenses reasonably incurred by Consultant in connection with the performance of Services under this Agreement and documented by Consultant will be reimbursed at actual costs by the Company in accordance with general policies and procedures established by the Company from time to time. No reimbursement will be made for any expenses other than travel and related expenses incurred by Consultant during the performance of the Services unless such expenses are approved in advance by the Company. All approvals by the Company must be given or confirmed in writing; expense approvals can be requested from the Chief Executive Officer, the Chief Financial Officer or any Executive Vice President of the Company and must adhere to the Company’s travel policy.

3.3. Benefits. Notwithstanding anything to the contrary herein, Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

ARTICLE 4. CONFIDENTIALITY, INVENTIONS AND MATERIALS

4.1. Inventions. (a) Consultant shall promptly disclose to Company all inventions, developments, discoveries, data, technology, designs, innovations, improvements and any other intellectual property (whether or not patentable and whether or not copyrightable) that are made, conceived, reduced to practice, created, written, designed or developed by Consultant, solely or jointly with others, in the course of performing the Services hereunder, whether during normal business hours or otherwise (collectively, the “Inventions”).

(b) The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all Inventions, including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consultant agrees that the Inventions are hereby deemed a "work made for hire" as defined in 17 U.S.C. Sec. 101 for the Company. If, for any reason, any of the Inventions do not constitute a "work made for hire," Consultant hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Inventions, including all Intellectual Property Rights therein.

(c) Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" (collectively, “Moral Rights”). Consultant hereby irrevocably waives, to the extent permitted by applicable law, any and all claims he or she may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Inventions.

(d) Upon the request of the Company, Consultant shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Inventions. In the event the Company is unable, after reasonable effort, to obtain Consultant’s signature on any such documents, Consultant hereby irrevocably designates and appoints the Company as his/her agent and attorney-in-fact, to act for and on Consultant’s behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Inventions with the same legal force and effect as if Consultant had executed them. Consultant agrees that this power of attorney is coupled with an interest.

(e) Consultant shall have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Inventions. Consultant shall have no right or license to use the Company's trademarks, service marks, trade names, trade names, logos, symbols or brand names.

(f) Consultant shall require each of its employees to execute written agreements securing for the Company the rights provided for in this Section 4.1 prior to such employee providing any Services under this Agreement.

4.2. Proprietary Information. (a) Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with Proprietary Information (as defined below). Consultant agrees that he will not, during the Term of the Agreement or at any time thereafter, disclose to others, or use for the benefit of others, any Proprietary Information.

(b) For purposes of this Agreement, “Proprietary Information” shall mean all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs that is communicated to, learned of, developed or otherwise acquired by Consultant in the course of his service as a consultant to the Company, including, but not limited to, all Inventions, products, processes, methods, techniques, formulas, compositions, compounds, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.

(c) Consultant’s obligations under this Section 4.2 shall not apply to any Proprietary Information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 4.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. If the Consultant is required by law or regulation to disclose any Proprietary Information, the Consultant shall: (x) notify the Company as promptly as practicable in writing of such requirement so that the Company may seek a protective order or other appropriate remedy, (y) furnish only that portion of the Proprietary Information which the Consultant is legally required to disclose, in accordance with advice of counsel, and (z) exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Proprietary Information. The Consultant shall, at the sole expense of the Company, cooperate with the Company in its efforts to obtain a protective order or reliable assurance that only the designated portion of the Proprietary Information shall be disclosed.

(d) Upon termination of this Agreement or at any other time upon request by the Company, Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, contracts, customer lists, and other documents (and all copies or reproductions of such materials) (collectively, the “Documentation”) relating to the business of the Company.

4.3. Non-competition and Non-solicitation. During the Term, and for a period of one (1) year thereafter, Consultant shall not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner or stockholder of, or in any other capacity with, any business enterprise (other than in Consultant’s capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) (i) develop, design, produce, market, sell or render (or assist any other person or entity in developing, designing, producing, marketing, selling or rendering) products or services competitive with those developed, designed, produced, marketed, sold or rendered by the Company during the Term in the Field of Interest; and (ii) (A) solicit, or permit any organization directly or indirectly controlled by Consultant to solicit, any employee of the Company to leave the employ of the Company, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Consultant to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of Consultant’s engagement with the Company; provided, that this clause (B) shall not apply to any individual whose employment with the Company has been terminated for a period of six months or longer.

4.4. United States Government Obligations. Consultant acknowledges that the Company from time to time may have agreements with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

4.5. Remedies. Consultant acknowledges and agrees that the restrictions contained in this Article 4 are necessary for the protection of the business and goodwill of the Company and are considered by Consultant to be reasonable for such purpose. Consultant agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure and for which the Company cannot be adequately compensated by monetary damages alone. Therefore, in the event of any such breach or threatened breach, Consultant agrees that the Company, in addition to such other remedies which may be available, shall have the right to specific performance of the provisions of this Article 4 and shall have the right to obtain an injunction from a court restraining such a breach or threatened breach. Consultant hereby waives the adequacy of a remedy at law as a defense to such relief.

ARTICLE 5. REPRESENTATIONS, WARRANTIES aND COVENANTS OF CONSULTANT

5.1. Absence of Restrictions. Consultant represents and warrants to the Company that (i) he is currently under no contractual or other restriction or obligation which is inconsistent with Consultant’s execution of this Agreement or the performance of the Services or any other obligation hereunder or thereunder, and (ii) during the Term, Consultant agrees not to enter into any agreement, whether written, oral or otherwise, that conflicts with or otherwise restricts or impedes his ability to fully perform the Services or any other obligations of Consultant under this Agreement. Consultant further covenants that, consistent with the restrictions and obligations imposed upon him hereunder, he shall not take any action or fail to take any action with respect to any existing agreement (whether written, oral or otherwise) or any agreement (whether written, oral or otherwise) entered into during the Term that would create a conflict or otherwise impede his ability to fully perform the Services or any other obligations of Consultant under this Agreement.

5.2. Policies of the Company. Consultant agrees to abide by all rules, policies and procedures applicable to Company personnel. To the extent that Consultant is deemed to be an executive officer of the Company, Consultant agrees that he shall be subject to all rules, policies and procedures to which the executive officers of the Company are subject. Notwithstanding anything to the contrary herein, Consultant expressly understands and agrees that the designation of Consultant as an executive officer in accordance with applicable law shall in no way change his status from being an independent contractor to an employee or other agent of the Company.

ARTICLE 6. TERM AND TERMINATION

6.1. Effective Date and Term. This Agreement shall commence and be of effect as of January 1, 2013 and shall continue until December 31, 2013 (the “Term”); provided, however, that the parties to this Agreement expressly agree that the rights and obligations of the parties contained in Article 4 of this Agreement shall have commenced as of the time when the Consultant first commenced his or her relationship with the Company or any of its subsidiaries or other affiliates as an employee or a consultant. The Term under this Agreement shall automatically be extended for successive 12 month periods, until such time as this Agreement is terminated in accordance with Section 6.2 below.

6.2. Termination. This Agreement may be terminated by either the Company or Consultant upon not less than thirty (30) days prior written notice to the other party. In the event of any such termination, Consultant shall be entitled to payment earned hereunder and for expenses incurred up to the effective date of termination. Such payments shall constitute full settlement of any and all claims of Consultant of every description against the Company. Notwithstanding the foregoing, (i) the Company may terminate this Agreement effective immediately upon delivery of written notice to Consultant, if Consultant breaches or threatens to breach any provision of Article 4 of this Agreement; and (ii) the provisions of Sections 2.4, 7.1 and 7.7 and Article 4 of this Agreement shall survive any termination of this Agreement.

ARTICLE 7. MISCELLANEOUS

7.1. Independent Contractor and Indemnification. Consultant hereby acknowledges and agrees that he shall perform all services under this Agreement as an independent contractor and not as an employee or agent of the Company. As a result, Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, except as expressly authorized in accordance with the policies and procedures of the Company. Consultant shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by the Company to Consultant hereunder. Consultant shall indemnify and hold the Company harmless against any claim or liability of any kind (including penalties, fees or charges of any kind whatsoever) resulting from failure by Consultant to pay such taxes or contributions or file any such tax forms.

7.2. Notices. All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given to a party if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to such party at its address set forth in the first paragraph or at such other address as such party shall have designated by notice in writing to the other party.

7.3. Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, it shall not affect any other term or provision of this Agreement. If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

7.4. Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

7.5. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Consultant are personal and shall not be assigned by him.

7.6. Complete Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements between the Company and Consultant with respect to consulting services, thereby terminating any such prior agreements and any obligations for payments to Consultant that may have accrued thereunder. This Agreement may not be modified or amended except in a writing signed by both parties.

7.7. Rights of Publicity. Consultant hereby acknowledges and agrees that the Company shall have the right to use Consultant’s name and likeness in any publicity materials prepared by it and in presentations to current or prospective clients, investors and others, and in the Company’s disclosure documents filed with the Securities and Exchange Commission.

7.8. Governing Law. This Agreement shall be considered to have been made in the United States, and shall be interpreted in accordance with the laws of the State of New York, United States of America, without regard to the conflict of law provisions thereof, and the parties hereby submit to the jurisdiction of the courts of that state.

7.9. Nonwaiver Provision. The waiver by either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise. This Agreement does not create any rights in any other person other than the parties to this Agreement and their respective successors and assigns.

7.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Company and Consultant have duly executed and delivered this Agreement as of the date first written above.

INTERCEPT PHARMACEUTICALS, INC.:		CONSULTANT:

By:	/s/ Mark E. Pruzanski	/s/ Luciano Adorini
	Mark E. Pruzanski, M.D.	Luciano Adorini, M.D.
Title: President and CEO